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                                                                       Exhibit 8

                               GUARANTY AGREEMENT

                  This Guaranty Agreement (this "Guaranty"), made to be effective as of December 29, 1995, by and between the Irrevocable Trust for the Benefit of Ronald V. Joyce, an Ohio Trust (the "TRUST") and Ronald V. Joyce (the "SHAREHOLDER").

                                   WITNESSETH:

                  WHEREAS, pursuant to a Share Purchase Agreement, dated as of October 31, 1995, as amended, among Wendy's International, Inc., an Ohio corporation ("ISSUER"), 1149658 Ontario Inc., an Ontario corporation and a subsidiary of ISSUER, 632687 Alberta Ltd., an Alberta corporation, continued as 1052106 Ontario Limited, an Ontario corporation (the "Company"), and the SHAREHOLDER (the "Purchase Agreement"), the parties thereto have agreed, subject to the terms and conditions set forth therein, that 1149658 Ontario Inc. shall acquire from the SHAREHOLDER all of the issued and outstanding shares of the Company and SHAREHOLDER shall receive 16,450,000 Non-Voting Exchangeable Shares of 1149658 Ontario Inc. (such shares, and shares of any successor corporation having terms substantially equivalent to those of the Non-Voting Exchangeable Shares of 1149658 Ontario Inc., being referred to herein as the "Newco Exchangeable Shares" and such entities being referred to herein as "NEWCO") which initially shall be exchangeable for 16,450,000 of the common shares, without par value, of the ISSUER (the "Wendy's Common Shares");

                  WHEREAS, pursuant to NEWCO's Articles of Incorporation ("NEWCO's Articles") and the Share Exchange Agreement, dated as of the date hereof (the "Share Exchange Agreement"), among ISSUER, NEWCO and the SHAREHOLDER, the Newco Exchangeable Shares held by the SHAREHOLDER may be exchanged from time to time for Wendy's Common Shares and the number of Wendy's Common Shares for which each of the SHAREHOLDER's Newco Exchangeable Shares may be exchanged from time to time (the "Specified Number") may be adjusted in certain circumstances set forth in NEWCO's Articles;

                  WHEREAS, ISSUER desires to give the SHAREHOLDER rights equal to those of a holder of the aggregate number of Wendy's Common Shares for which the Newco Exchangeable Shares held by the SHAREHOLDER may be exchanged from time to time except the right to receive dividends and the right to receive any amount in the event of the liquidation, dissolution or winding up of ISSUER;

                  WHEREAS, for such purpose, on the date hereof, the TRUST and ISSUER have entered into a Subscription Agreement (the "Subscription Agreement") pursuant to which the TRUST has subscribed for and purchased from ISSUER, and ISSUER has sold and agreed to issue to the TRUST, 16,450,000 Wendy's Common Shares (the "SUBSCRIBED SHARES");

                  WHEREAS, the Subscription Agreement provides that the purchase price for any SUBSCRIBED SHARES shall be payable only by the TRUST's conveyance to ISSUER of such number of Newco Exchangeable Shares as is equal to such number of SUBSCRIBED SHARES divided by the Specified Number as of such date and that unless the Subscription Agreement is

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earlier terminated, the TRUST is obligated to make payment of the full purchase price under the Subscription Agreement before 5:00 p.m., Columbus, Ohio, time, on January 8, 2006;

                  WHEREAS, the Subscription Agreement provides that the TRUST agrees to take all action consistent with the Subscription Agreement, this Guaranty and applicable laws that is necessary, desirable or appropriate to acquire the Newco Exchangeable Shares in order to satisfy its obligations under paragraph (2) of the Subscription Agreement; and

                  WHEREAS, the SHAREHOLDER acknowledges that the ability of the TRUST to fulfill its obligations under the Subscription Agreement is dependent upon the SHAREHOLDER delivering Newco Exchangeable Shares to the TRUST as required by the Subscription Agreement, and the SHAREHOLDER and the TRUST wish to memorialize the SHAREHOLDER's agreement to take all actions that are necessary, desirable or appropriate to enable the TRUST to make full and timely payment of the purchase price for the SUBSCRIBED SHARES.

                  NOW THEREFORE, in consideration of the premises contained herein and for the purpose of inducing ISSUER to enter into the Purchase Agreement, the Share Exchange Agreement, the Subscription Agreement and the transactions related thereto, the SHAREHOLDER and the TRUST agree as follows:

                  (1) Unless the Subscription Agreement is earlier terminated in accordance with the provisions of paragraph (8)(a) or (b) of the Subscription Agreement, the SHAREHOLDER unconditionally and absolutely guarantees to deliver to the TRUST at the principal office of the Trustee the requisite number of Newco Exchangeable Shares, as such number may be adjusted from time to time in accordance with the Subscription Agreement, in order to enable the TRUST to pay the full purchase price for all of the SUBSCRIBED SHARES subject to the Subscription Agreement at such time, such delivery to be made on the earlier of
(A) the date on which the TRUST shall make payment for the SUBSCRIBED SHARES pursuant to the instruction given to the TRUST by the SHAREHOLDER or his legal representative under Section 4.9 of the Irrevocable Trust Agreement for the Benefit of Ronald V. Joyce (the "Trust Agreement") and (B) January 8, 2006. The SHAREHOLDER further unconditionally and absolutely agrees to take any and all other actions that are necessary, desirable or appropriate to effect full and timely payment of the purchase price for the SUBSCRIBED SHARES by the TRUST to ISSUER. The SHAREHOLDER shall effect delivery of the Newco Exchangeable Shares by delivering to the TRUST certificates evidencing Newco Exchangeable Shares, free and clear of all liens, duly endorsed for transfer to ISSUER (the "Delivery"). If the SHAREHOLDER or his legal representative directs that the certificate(s) representing Wendy's Common Shares be issued in the SHAREHOLDER'S name as provided in the Trust Agreement, the TRUST shall give such direction in writing to ISSUER. If any Newco Exchangeable Shares delivered to the TRUST hereunder shall have been deposited with the Escrow Agent under the Escrow Agreement, dated as of the date hereof, among Shareholder, the ISSUER and The Trust Company of Bank of Montreal, as Escrow Agent, immediately prior to such delivery, the TRUST shall direct the ISSUER to cause the SUBSCRIBED SHARES to be issued for such Newco Exchangeable


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Shares to be issued in the name of the SHAREHOLDER and to be delivered to the
Escrow Agent in accordance with the terms of the Escrow Agreement.

                  (2) In addition to any other restrictions that may apply from time to time to the Newco Exchangeable Shares and Wendy's Common Shares, SHAREHOLDER may transfer (other than to ISSUER) all or any portion of SHAREHOLDER's Newco Exchangeable Shares and Wendy's Common Shares only in accordance with Section 4.3 of the Purchase Agreement and Section 5.6 of the Share Exchange Agreement.

                  (3) As of the date hereof, the SHAREHOLDER owns, and at the Delivery shall own, all of the Newco Exchangeable Shares to be delivered to the TRUST for transfer by it to ISSUER, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any kind or of any nature whatsoever, except as provided in the Escrow Agreement.

                  (4) The representations, warranties, covenants and agreements contained in this Guaranty are for the benefit of, and shall be binding upon, the parties hereto and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons, except that ISSUER shall be a third party beneficiary of this Guaranty and shall have the unilateral right to enforce directly against the SHAREHOLDER any and all of the representations, warranties, covenants and agreements contained in this Guaranty. The parties hereto agree that damages from any breach of or non-compliance with this Guaranty would not be capable of being determined or measured and that the parties hereto and ISSUER shall be entitled to the remedy of specific performance upon any such breach of or non-compliance with this Guaranty.

                  (5) SHAREHOLDER agrees to indemnify and hold harmless the trustee of the TRUST (the "TRUSTEE") and each of its directors, officers and agents appointed and acting in accordance with the agreement creating the TRUST (the "Trust Agreement") (collectively, the "Indemnified Parties") against all claims, liabilities, losses, damages, costs, penalties, fines and reasonable expenses, including reasonable legal expenses (collectively, "Damages") which, without fraud, negligence, wilful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party as a result of the TRUSTEE's compliance with its duties set forth in the Trust Agreement and this Guaranty. In no case shall SHAREHOLDER be liable under this indemnity for any claim against any of the Indemnified Parties unless SHAREHOLDER shall be notified by the TRUSTEE of the written assertion of a claim or of any action commenced against the Indemnified Parties, as soon as practicable after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to clause (ii) below, SHAREHOLDER shall be entitled to participate at his own expense in the defense and, if SHAREHOLDER so elects at any time after receipt of such notice, he may assume the defense of any suit brought to enforce any such claim. The TRUSTEE shall have the right to employ separate counsel in any such suit and participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the TRUSTEE unless: (i) the employment of such counsel has been authorized by SHAREHOLDER;


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or (ii) the counsel retained by SHAREHOLDER would be inappropriate due to actual or potential difference in interests between the TRUSTEE and any other party represented by such counsel retained by SHAREHOLDER in such a proceeding (in which case SHAREHOLDER shall not have the right to assume the defense of such suit on behalf of the TRUSTEE but shall be liable to pay the reasonable fees and expenses of counsel for the TRUSTEE). This provision shall survive the resignation or removal of the TRUSTEE or the termination of the Trust Agreement or this Guaranty.

                  (6) SHAREHOLDER agrees to pay the TRUSTEE's fees in such amounts as may be agreed from time to time, together with the TRUSTEE's expenses and disbursements.

                  (7) This Guaranty may not be amended, modified or supplemented by the parties hereto in any manner, except by an instrument in writing signed by a duly authorized representative of the TRUST and by the SHAREHOLDER, and only if ISSUER grants its written consent to any such amendment, modification or supplement (which consent may be arbitrarily refused).

                  (8) The failure of the TRUST, the SHAREHOLDER or ISSUER to enforce at any time any of the provisions of this Guaranty shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Guaranty or the right of the TRUST, the SHAREHOLDER or ISSUER thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Guaranty shall be held to be a waiver of any other or subsequent breach or non-compliance.

                  (9) The invalidity or unenforceability of any provision of this Guaranty shall not effect the validity of any other provision of this Guaranty, each of which shall remain in full force and effect.

                  (10) This Guaranty may be executed in counterparts, all of which together shall constitute one and the same agreement.

                  (11) This Guaranty shall be construed in accordance with and governed in all respects by the laws of the State of Ohio without giving effect to conflict of law principles.

                  (12) This Guaranty may not be assigned by either party.

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                  IN WITNESS WHEREOF, the parties have duly executed this
Guaranty as of the date first above written.


                                       THE IRREVOCABLE TRUST FOR THE
                                       BENEFIT OF RONALD V. JOYCE

                                       The Huntington Trust Company, N.A.,
                                       Trustee

                                       By:  /s/ Candada J. Moore
                                          ---------------------------
                                          Title:  Vice President
                                                ---------------------
                                       /s/ Ronald V. Joyce
                                       ------------------------------
                                       RONALD V. JOYCE
  /s/ Philip Brown
-----------------------------
Witness to the signature of
Ronald V. Joyce

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